Exhibit 10.1
AMENDMENT NO. 2 TO AMENDED AND RESTATED CREDIT AGREEMENT
AND WAIVER
This Amendment and Waiver dated as of October 31, 2010, by and among ARCADIA SERVICES, INC., a Michigan corporation (“Arcadia”), ARCADIA HEALTH SERVICES, INC., a Michigan corporation (“Arcadia Health Services”), GRAYROSE, INC., a Michigan corporation (“Grayrose”), ARCADIA HEALTH SERVICES OF MICHIGAN, INC., a Michigan corporation (“Arcadia Health”) and ARCADIA EMPLOYEE SERVICES, INC., a Michigan corporation (“Arcadia Employee”, and together with Arcadia, Arcadia Health Services, Arcadia Health and Grayrose, being collectively identified as “Companies” and individually as a “Company”) and Comerica Bank, a Texas banking association, of Detroit, Michigan (herein called “Bank”).
RECITALS
A. Companies and Bank are parties to that certain Amended and Restated Credit Agreement dated as of July 13, 2009, as previously amended (“Credit Agreement”).
B. Companies have asked Bank to waive certain Events of Default that exist under the Credit Agreement and Bank has agreed to do so subject to the terms and conditions of this Amendment.
C. Companies and Bank desire to amend the Credit Agreement as set forth below.
The parties hereby agree as follows:
1. Companies have advised Bank that Companies failed to comply with the provisions of Section 5.11 (Tangible Effective Net Worth) of the Credit Agreement on and prior to October 31, 2010, and failed to comply with the provisions of Section 5.16 (Subordinated Debt and/or Paid In Capital) of the Agreement on and prior to October 31, 2010 (collectively, the “Covenant Violations”). Companies have requested that Bank waive any Event of Default which exists under the Credit Agreement as a result of the Covenant Violations. Bank hereby waives any Event of Default arising under the Credit Agreement as a result of the Covenant Violations. This waiver shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement or any of the other Loan Documents, or to constitute a waiver or release by the Bank of any right, remedy or Event of Default under the Credit Agreement or any of the other Loan Documents, except to the extent specifically set forth herein.
2. The following definitions set forth in Section 1 of the Credit Agreement are amended to read as follows:
“Revolving Credit Commitment Amount’ shall mean Eleven Million Dollars ($11,000,000).”
“Revolving Credit Maturity Date’ shall mean April 1, 2012.”

3. Section 2.7 of the Credit Agreement is amended to read as follows:
“2.7 In addition to direct Advances under the Revolving Credit Note to be provided to Companies by Bank under and pursuant to Section 2.1 of this Agreement, Bank further agrees to issue, or commit to issue, from time to time, standby letters of credit for the account of Companies (herein individually called a “Letter of Credit” and collectively “Letters of Credit”) in aggregate undrawn amounts not to exceed Five Hundred Thousand Dollars ($500,000) at any one time outstanding; provided, however that the sum of the aggregate amount of Advances outstanding under the Revolving Credit Note plus the Letter of Credit Reserve shall not, at any time, exceed the lesser of (i) the Revolving Credit Commitment Amount or (ii) the borrowing formula set forth in the Advance Formula Agreement, and Companies shall immediately make all payments necessary to comply with this provision; and provided further, that no Letter of Credit shall, by its terms, have an expiration date which is more than twelve (12) months after issuance or which extends beyond the Revolving Credit Maturity Date. In addition to the terms and conditions of this Agreement, the issuance of any Letters of Credit also shall be subject to the terms and conditions of any letter of credit applications and agreements executed and delivered by Companies unto Bank with respect thereto. Companies shall pay to Bank annually in advance with respect to each Letter of Credit, a fee equal to the greater of (i) 1.75% per annum of the amount of each Letter of Credit or (ii) $600. In addition, with respect to each Letter of Credit, Companies shall pay Bank an issuance fee of $150, Bank’s customary amendment and draw fees, and Bank’s other customary letter of credit fees and charges.”
4. Section 5.1(c) of the Credit Agreement is amended to read as follows:
“(c) as soon as available and in any event within 45 days after and as of the end of each fiscal quarter of Arcadia Resources, Inc., the balance sheet and statements of profit and loss and surplus of Arcadia Resources, Inc. and its Consolidated Subsidiaries duly certified (subject to year-end audit adjustments) by the chief financial officer of Arcadia Resources, Inc. as having been prepared in accordance with the GAAP consistent with those applied by Arcadia in the preparation of the financial statements referred to in Section 4.6;”
5. Section 5.6 of the Credit Agreement is amended to read as follows:
“5.6 Furnish to the Bank concurrently with the delivery of each of the financial statements required by Section 5.1(b) (but only for the months of June, September, December and March of each fiscal year) and (d) hereof, a statement in the form of Exhibit A annexed hereto prepared and certified by the chief financial officer of Arcadia (or in his absence, a responsible senior officer of Arcadia) (a) setting forth all computations necessary to show compliance by Companies with the financial covenants contained in Sections 5.11 and 5.12 of this Agreement as of the date of such financial statements, (b) stating that as of the date thereof, no condition or event which constitutes an event of default or which with the running of time and/or the giving of notice would constitute an event of default has occurred and is continuing, or if any such event or condition has occurred and is continuing or exists, specifying in detail the nature and period of existence thereof and any action taken with respect thereto taken or contemplated to be taken by Companies and (c) stating that the signer has personally reviewed this Agreement and that such certificate is based on an examination sufficient to assure that such certificate is accurate.”

6. Section 5.11 of the Credit Agreement is amended to read as follows:
“5.11 Maintain as of the end of each fiscal quarter of Arcadia, commencing with the fiscal quarter ending December 31, 2010, Tangible Effective Net Worth of not less than the following as of the dates set forth below:

December 31, 2010	$750,000
March 31, 2011	$850,000
June 30, 2011	$950,000
September 30, 2011	$1,050,000
December 31, 2011	$1,150,000
March 31, 2012 and the last day of each fiscal quarter thereafter	$1,250,000	”
7. Section 5.16 of the Credit Agreement is amended to read as follows:
“5.16 Cause Arcadia to maintain Subordinated Debt owing to Arcadia Resources, Inc. and/or additional paid in capital of Arcadia (as reflected as a line item on Arcadia’s financial statements) of not less than $9,150,000 in the aggregate at all times. Nothing set forth in this Section 5.16 shall constitute Bank’s consent to the payment of any Subordinated Debt.”
8. Section 6.9 of the Credit Agreement is amended to read as follows:
“6.9 Declare or pay any dividends or make any other distribution upon its shares of capital stock except (i) dividends payable in the capital stock of Companies, (ii) dividends by a Subsidiary of a Company to such Company and (iii) so long as Arcadia is a pass-through entity for purposes of taxation under the Internal Revenue Code of 1986, as amended, dividends and distributions by Arcadia to its shareholders which do not exceed in any fiscal year of Arcadia the income tax liability of Arcadia’s shareholders attributable to income of Arcadia (based on the highest marginal rate of state and federal taxes applicable to any member or shareholder of Arcadia).”
9. As a condition to the effectiveness of this Amendment and Waiver, Bank shall have received, in form and substance satisfactory to Bank, the following:
(a)	counterpart originals of this Amendment and Waiver, in each case duly executed and delivered by each Company;
(b)	counterpart originals of the Amendment to Revolving Credit Note, in each case duly executed and delivered by each Company;

(c)	the Amendment to Security Agreement duly executed and delivered by Arcadia;

(d)	a non-refundable amendment fee in the amount of $27,500, which may be debited by Bank from any of the Companies’ accounts at Bank; and

(e)	such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.
10. Companies hereby represent and warrant that, after giving effect to the amendments and waivers contained herein, (a) execution, delivery and performance of this Amendment and Waiver and any other documents and instruments required under this Amendment or the Credit Agreement are within each Company’s corporate or limited liability company powers, have been duly authorized, are not in contravention of law or the terms of each Company’s Articles of Incorporation, Articles of Organization, Operating Agreement or Bylaws, as applicable, and do not require the consent or approval of any governmental body, agency or authority; and this Amendment and Waiver and any other documents and instruments required under this Amendment or the Credit Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of the Companies set forth in Sections 4.1 through 4.4 and 4.6 through 4.15 of the Credit Agreement are true and correct on and as of the date hereof with the same force and effect as made on and as of the date hereof; (c) the continuing representations and warranties of the Companies set forth in Section 4.5 of the Credit Agreement are true and correct as of the date hereof with respect to the most recent financial statements furnished to the Bank by Companies in accordance with Section 5.1 of the Credit Agreement; and (d) no default, Event of Default or condition with the giving of notice or the passage of time, or both, would constitute an event of default under the Credit Agreement, other than waived above, has occurred and is continuing as of the date hereof.
11. Except as modified hereby, all of the terms and conditions of the Credit Agreement, shall remain in full force and effect.
12. Except as expressly set forth in paragraph 1 above, this Amendment and Waiver shall be effective as of the date hereof upon execution of this Amendment and Waiver by Companies and Bank.
13. This Amendment and Waiver may be signed in counterparts.
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WITNESS the due execution hereof as of the day and year first written above.

COMERICA BANK		ARCADIA SERVICES, INC.

By:	/s/ Jeffrey S. Pitts	By:	/s/ Matthew Middendorf
Its:	Vice President	Its:	Treasurer

GRAYROSE, INC.

		By:	/s/ Matthew Middendorf
		Its:	Treasurer

ARCADIA HEALTH SERVICES OF MICHIGAN, INC.

		By:	/s/ Matthew Middendorf
		Its:	Treasurer

ARCADIA EMPLOYEE SERVICES, INC.

		By:	/s/ Matthew Middendorf
		Its:	Treasurer

ARCADIA HEALTH SERVICES, INC.

		By:	/s/ Matthew Middendorf
		Its:	Treasurer

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